Exhibit 99

For Immediate Release

TradeStation Co-CEOs Announce Entering Into 10b5-1 Plans

Plantation FL, October 27, 2005 - TradeStation Group, Inc. (NasdaqNM:TRAD) announced that separate family limited partnerships beneficially owned by each of William Cruz and Ralph Cruz, the company’s Co-CEOs, are each entering into a Rule 10b5-1 plan to sell up to 1,750,000 shares each over the period ending December 31, 2007. Currently, William Cruz beneficially owns 10,054,738 shares and Ralph Cruz beneficially owns 9,916,468 shares of company common stock. Under each of the two plans, no more than 450,000 shares (excluding privately negotiated sales, if any) may be sold during any three calendar-month period. Sales under each of the 10b5-1 plans will not commence until after November 9, 2005.

About TradeStation Group, Inc.

TradeStation Group, Inc. (NasdaqNM: TRAD), through its operating subsidiary, TradeStation Securities, Inc., offers the TradeStation platform to institutional, professional and serious, active individual traders. TradeStation is an electronic trading platform that offers state-of-the-art direct-access order execution and enables clients to design, test, monitor and automate their own custom trading strategies. In February 2005, TradeStation was named Best Stock Brokerage and Best Futures Brokerage and, for the third year in a row, Best Direct-Access Stock Broker, Best Direct-Access Futures Broker, Best Professional Platform and Best Institutional Platform, in Technical Analysis of Stocks and Commodities magazine. The trading platform currently offers streaming real-time Equities, Options, Futures and Forex market data.

TradeStation Securities, Inc. (Member NASD, NYSE, SIPC, NSCC, DTC, OCC & NFA) is a licensed securities broker-dealer and a registered futures commission merchant, and also a member of the American Stock Exchange, Archipelago Exchange, Boston Options Exchange, Chicago Board Options Exchange, Eurex US, International Securities Exchange and Philadelphia Stock Exchange. The company’s other operating subsidiary, TradeStation Technologies, Inc., develops and offers strategy trading software tools and subscription services, and hosts the company’s annual users conference.

Contact -
David Fleischman
Chief Financial Officer
TradeStation Group, Inc.
954-652-7000